Exhibit 8.2

Goodwin Procter LLP 100 Northern Ave. Boston, MA 02210 goodwinlaw.com +1 617 570 1000

April 28, 2026

Freenome Holdings, Inc.
Genesis Marina, 3300 Marina Blvd
Brisbane, CA 94005

Re:
Federal Tax Consequences Relating to (i) the Merger of StarNet Merger Sub I, Corp. with and into Freenome Holdings, Inc., and (ii) the Merger of Freenome Holdings, Inc. with and into StarNet Merger Sub II, LLC

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to Freenome Holdings, Inc., a Delaware corporation ( the “Company”), in connection with (i) the merger of StarNet Merger Sub I, Corp., a Delaware corporation (“Merger Sub I”) and a direct, wholly-owned subsidiary of Perceptive Capital Solutions Corp, a Cayman Islands exempted company (“PCSC”), with and into the Company, with the Company being the surviving corporation (the “First Merger”), and (ii) immediately following the First Merger, the merger of the Company with and into StarNet Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of PCSC (“Merger Sub II”) with Merger Sub II being the surviving corporation (the “Second Merger” and together with the First Merger, the “Mergers”), in each case pursuant to the Business Combination Agreement, dated as of December 5, 2025, by and among PCSC, Merger Sub I, Merger II and the Company (the “Merger Agreement”). This opinion relates to the qualification of the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Joint Proxy Statement of PCSC and the Company (the “Proxy Statement”) included in the Registration Statement on Form S-4 filed by PCSC with the Securities and Exchange Commission (“SEC”) in connection with the issuance of shares of PCSC Shares in connection with the Mergers (the “Merger Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by PCSC, Merger Sub I, Merger Sub II and the Company in (i) representation letters provided to us in connection with our preparation of this opinion, (ii) the Proxy Statement, and (iii) the Merger Agreement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Mergers, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

Goodwin Procter LLP 100 Northern Ave. Boston, MA 02210 goodwinlaw.com +1 617 570 1000

Freenome Holdings, Inc.
April 28, 2026

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Mergers will be consummated in accordance with the Merger Agreement, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Mergers required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Mergers.

* * * *

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Mergers, taken together, should constitute a reorganization within the meaning of Section 368(a) of the Code.

* * * *

We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. We also express no opinion on the potential application of Section 4501 of Code (regarding the excise tax applicable to certain repurchases of corporate stock) to any portion of the Merger consideration. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion should be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

Goodwin Procter LLP 100 Northern Ave. Boston, MA 02210 goodwinlaw.com +1 617 570 1000

Freenome Holdings, Inc.
April 28, 2026

This opinion letter is being provided to you solely in connection with the closing of the Mergers pursuant to Section 5.5(a)(iii) of the Merger Agreement and may not be relied upon by any other person or entity, or used for any other purpose without our prior written consent.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP